UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of Earliest Event Reported): February 12, 2015

REXNORD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35475	20-5197013
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4701 West Greenfield Avenue, Milwaukee, Wisconsin		53214
(Address of Principal Executive Offices)		(Zip Code)

(414) 643-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On February 12, 2015, George C. Moore accepted an appointment by the Board of Directors to become a director of Rexnord Corporation. Mr. Moore’s service as a director begins immediately. Mr. Moore will receive a standard compensation package for outside directors, including an option to purchase 11,043 shares of Rexnord common stock at $27.77 per share (the closing price on February 12, 2015). Mr. Moore is not joining any committees at this time. Mr. Moore has been designated a director in the class whose terms expire at the fiscal 2017 annual meeting of stockholders.

Mr. Moore, age 59, currently serves as a director of Wastequip, Inc., a leading manufacturer of waste handling and recycling equipment in North America, where he has served since 2012. Prior to joining Wastequip, Mr. Moore served as Executive Vice President of Rexnord from 2006 to 2012 and as Rexnord’s Chief Financial Officer from 2006 to 2008 and as acting CFO for portions of 2009 and 2010. Mr. Moore has also served as a director of Jacuzzi Brands Corp. from 2008 to 2009 and as the Executive Vice President and Chief Financial Officer of Maytag Corporation, a manufacturer of major appliances and household products, from 2003 to 2006. Prior to that, Mr. Moore served as Group Chief Financial Officer and Group Vice President of Finance at Danaher Corporation, a manufacturer of process / environmental controls and tools and components, where he was employed from 1993 to 2003. Mr. Moore began his career at Arthur Andersen & Co., a former accounting firm. Mr. Moore has also served on the advisory board of FM Global from 2004 to 2012.

The Board appointed Mr. Moore as a director due to his extensive financial and accounting experience, including as chief financial officer, at multinational companies.

In conjunction with Mr. Moore joining the Board, on February 12, 2015, Damian J. Giangiacomo, a director of Rexnord Corporation, resigned from the Board of Directors, effective immediately. Mr. Giangiacomo’s resignation letter stated that his decision does not relate to any disagreement on matters relating to Rexnord’s operations, policies or practices.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Rexnord Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto authorized this 13th day of February, 2015.

REXNORD CORPORATION

BY:	/S/ Patricia M. Whaley
Patricia M. Whaley
Vice President, General Counsel and Secretary